UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2005

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 13, 2005, Harte-Hanks entered into a Severance Agreement with Sloane Levy, its Vice President, General Counsel and Secretary, substantially in the form of the Form of Severance Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Severance Agreement becomes effective upon a change in control (as defined in the Severance Agreement) and continues until the earlier of (i) the expiration of the second anniversary of the occurrence of a change in control, (ii) Ms. Levy’s death, or (iii) Ms. Levy’s earlier voluntary retirement, except under certain circumstances as provided in Section 3(a)(2) of the Severance Agreement.

The Severance Agreement provides that if, after a change in control, (i) Ms. Levy’s employment is terminated without cause for reasons other than death or disability, (ii) Ms. Levy terminates her employment under specified circumstances, or (iii) Ms. Levy terminates her employment for any reason during the 30-day period following the first anniversary of a change in control, then Harte-Hanks will provide Ms. Levy the following severance compensation in lieu of compensation for periods subsequent to her termination of employment:

(i) a lump sum cash amount equal to 100% of the sum of (A) Ms. Levy’s annual base salary in effect immediately prior to the change in control or the date her employment is terminated, whichever is larger, plus (B) the average of her bonus or incentive compensation, received from Harte-Hanks for the two fiscal years preceding the year in which the change in control occurred or for the two fiscal years preceding the year in which her employment is terminated, whichever is larger; and

(ii) a lump sum cash payment in the amount necessary to make continuation coverage (COBRA) payments under Harte-Hanks’ group health insurance plan for a period of 18 months.

In addition, one-half of the unvested portion of each stock option previously granted by Harte-Hanks to Ms. Levy will become vested and fully exercisable.

As used in the Severance Agreement, “cause” means that Ms. Levy committed an intentional (i) material act of fraud or embezzlement, (ii) wrongful material damage to Harte-Hanks’ property or (iii) wrongful disclosure of Harte-Hanks’ secret processes or material information. “Change in control” means: (i) Harte-Hanks is merged, consolidated, reorganized or sells substantially all of its assets and after such transaction less than 60% of the combined voting power of the surviving corporation is received in exchange for securities of Harte-Hanks, or (ii) any person has become a beneficial owner of securities of Harte-Hanks, which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of Harte-Hanks.

This brief description of the Severance Agreement is qualified in its entirety by reference to the provisions of the Form of Severance Agreement attached to this Current Report on Form 8-K as Exhibit 10.1

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Item 7.01 Regulation FD Disclosure

On June 13, 2005, Harte-Hanks announced in a press release that Sloane Levy joined Harte-Hanks and will serve as its Vice President, General Counsel and Secretary. A copy of the press release related to this announcement is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information will also not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Final Statements and Exhibits

(c) Exhibits

10.1	Form of Severance Agreement

99.1	Press Release dated June 13, 2005 entitled “Harte-Hanks Names Sloane Levy as Vice President, General Counsel and Secretary”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: June 17, 2005

By:	/s/ Dean H. Blythe
Senior Vice President and
Chief Financial Officer

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Exhibit No.	Description
10.1	Form of Severance Agreement

99.1	Press Release dated June 13, 2005 entitled “Harte-Hanks Names Sloane Levy as Vice President, General Counsel and Secretary”

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